From: "Parker, Alexander E." <alexander.parker@buxtonhelmsley.com>
Date: December 22, 2025 at 2:41:01 PM PST
To: "Frank, John" [redacted]
Cc: [redacted]
Subject: [External] State Bar Complaint Filed

Mr. Frank:

The deadline for agreement to remediate Daily Journal Corporation's governance and compliance failures has passed. Accordingly, we have filed a substantive complaint with the State Bar of California regarding your professional conduct as Audit Committee Chair of Daily Journal Corporation, and the violations of federal securities laws you have overseen. We will submit follow-on correspondence after our initial complaint if you should oversee another violation of 18 U.S.C. § 1350, by allowing the Company to continue its "significant" violations of Regulation S-X and ASC 985-20 as part of an upcoming Form 10-K filing. If you do not agree with the Company's continuing violations of federal securities laws (that is, if the other Audit Committee members believe federal securities laws are "flimsy technicalities", as one has already admitted), the correct course of action is to resign. You are otherwise complicit.

As stated in our December 21 letter, the Board of Directors of Chevron Corporation will be notified of our being required to file this bar complaint, the circumstances for why it was required, and that you had an opportunity to agree to cure these matters before it was filed. We will also make the complaint public for the consideration of Daily Journal Corporation shareholders, ISS, and Glass Lewis, very shortly.

Separately, we will be promptly communicating with the Board of Directors of The Beachbody Company, Inc. regarding Ms. Conlin's involvement in these matters. You should forward her a copy of this email, so she is aware.

Very truly yours,
Alexander

Alexander E. Parker
Chairman of the Board and Chief Executive Officer | Buxton Helmsley, Inc.
As seen in The Wall Street Journal, Reuters, Bloomberg, MarketWatch, The Irish Times, and TheStreet.com

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